Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Mittal Steel Company N.V. for the registration of $3,000,000,000 of debt securities, Class A common shares, warrants and units and to the incorporation by reference therein of our report dated February 9, 2005, with respect to the consolidated financial statements of Mittal Steel Holdings N.V. and subsidiaries, included in Mittal Steel Company N.V.’s Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Rotterdam, The Netherlands
September 28, 2005

/s/ Ernst & Young Accountants
Ernst & Young Accountants